Exhibit 99.1

James Tolonen Joins Imperva Board of Directors

Redwood Shores, Calif. – July 20, 2012 – Imperva, Inc. (NYSE: IMPV), a pioneer and leader of a new category of data security solutions for high-value business data in the data center, today announced that James Tolonen has joined its board of directors. He brings more than 40 years of experience in finance and financial management, and will serve on the company’s audit committee.

“Jim is a proven industry executive and we’re fortunate to have him join our board,” said Imperva CEO Shlomo Kramer. “Jim brings valuable experience with successfully managing high growth companies, and we are confident that his extensive industry and professional experience will help us further develop and execute our corporate strategy.”

Mr. Tolonen served as the chief financial officer and senior vice president, finance and administration of Business Objects, S.A. until its acquisition by SAP AG in January 2008. Before joining Business Objects, Mr. Tolonen served as the chief financial officer and chief operating officer of IGN Entertainment Inc., and as chief financial officer and a member of the Office of the President at Novell Inc. He is a past member and Chairman of The NASDAQ Issuer Affairs Committee.

About Imperva

Imperva is a pioneer and leader of a new category of data security solutions for high-value business data in the data center. With more than 1,800 end-user customers and thousands of organizations protected through cloud-based deployments, Imperva’s customers include leading enterprises, government organizations, and managed service providers who rely on Imperva to prevent sensitive data theft from hackers and insiders. The award-winning Imperva SecureSphere identifies and secures high-value data across file systems, web applications and databases. For more information, visit www.imperva.com, follow us on Twitter or visit our blog.

© 2012 Imperva, Inc. All rights reserved. Imperva, the Imperva logo and SecureSphere are trademarks of Imperva, Inc.

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Investor Relations Contact Information

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com